Exhibit 10.1

SPANSION INC.

FORM OF CEO/CFO CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Agreement (the “Agreement”) is made and entered into by and between ________________ (the “Executive”) and Spansion Inc. (the “Company”), as of the latest date set forth by the signatures of the parties hereto below. For purposes of the employment relationship only, the “Company” includes Spansion LLC.

1.     Term of Agreement. This Agreement shall become effective as of [____________] (the “Effective Date”) and shall continue to be effective for the period beginning on the Effective Date and ending on [___________________] (the “Initial End Date”), provided that such period shall be automatically extended for an additional year on each anniversary of the Initial End Date, unless written notice of non-extension is provided by either party to the other party at least 90 days before such anniversary (the “Agreement Term”).

Notwithstanding the foregoing, in the event of a Change of Control occurring during the Agreement Term, the provisions of this Agreement relating to severance rights and benefits of the Executive shall survive the Agreement Term and apply with respect to any termination of Executive’s employment other than for Cause (and not due to Executive’s death or Disability) or Executive’s termination of employment pursuant to a Voluntary Termination for Good Reason, if such termination of employment occurs during the Protected Period (as defined below).

2.     Change of Control Severance Benefits.

    a.     Involuntary Termination other than for Cause, Death or Disability or Voluntary Termination for Good Reason Following A Change of Control. If, within one hundred twenty (120) days prior to the occurrence of a Change of Control or within twelve (12) months following the occurrence of a Change of Control (collectively, the “Protected Period”), the Executive’s employment is terminated involuntarily by the Company other than for Cause (and not due to Executive’s death or Disability) or by the Executive pursuant to a Voluntary Termination for Good Reason, and the Executive executes and does not revoke a general release of claims against the Company and its affiliates in the form attached hereto as Exhibit A within 60 days after the date of Executive’s termination of employment, then the Company shall provide the Executive with the benefits set forth below:

(i)     Cash Award. A lump sum payment in an amount equal to the sum of (x) Executive’s monthly base salary immediately prior to such employment termination (without regard to any reduction in base salary that may have served as the basis for resignation for Good Reason) multiplied by [          ] and (y) Executive’s then current target annual cash incentive opportunity (without regard to any reduction in target annual cash incentive opportunity that may have served as the basis for resignation for Good Reason) multiplied by [     ], in addition to any other earned but unpaid compensation due through the date of such termination. This lump sum payment is to be paid on the later of (1) the sixtieth (60th) date after the effective date of the employment termination or (2) the consummation of a Change of Control that occurs within one hundred twenty (120) days after the effective date of the employment termination.

(ii)     Acceleration of Vesting of Equity Awards; Exercise Period. All vesting for (A) outstanding options to purchase the common stock of the Company or any affiliate of the Company granted under any equity plan of the Company or affiliate of the Company then held by the Executive, (B) restricted stock granted under any equity plan of the Company or affiliate of the Company then held by the Executive and (C) other equity and equity equivalent awards granted under any equity plan of the Company or affiliate of the Company then held by the Executive shall be accelerated in full effective as of the later of (x) the sixtieth (60th) date after the effective date of the employment termination or (y) the consummation of a Change of Control that occurs within one hundred twenty (120) days after the effective date of the employment termination and, where applicable, shall remain exercisable for such period of time following termination of employment as provided for by the specific agreements governing each such award; provided that, notwithstanding any provision in the Agreement or the award agreement to the contrary, if Executive’s termination occurs pursuant to this Section 2(a), then any vested options (including, but not limited to, options accelerated pursuant to this Section 2(a)(ii)) that are assumed in the Change of Control transaction, shall be exercisable for up to twelve (12) months following such termination (or until the original expiration date of such options, if earlier).

(iii)     Benefits Continuation. For [twelve (12)] months following the effective date of the employment termination, the Company shall pay directly, on behalf of the Executive, or reimburse the Executive, at the Executive’s option, for premium costs incurred by the Executive and the Executive’s dependents for continued health care coverage under the applicable plans maintained by the Company, pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable state law, to the extent required by such laws.

(iv)     Entire Change of Control Benefits. All of the foregoing benefits shall replace and be in lieu of any other severance benefit(s) to which Executive would otherwise be entitled following a Change of Control.

   b.     Voluntary Resignation; Termination For Cause. If the Executive’s employment terminates by reason of the Executive’s voluntary resignation (and is not a Voluntary Termination for Good Reason), or if the Executive is terminated for Cause, then the Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement. In such event, the Executive shall receive all earned but unpaid compensation as may be required by law.

   c.     Disability; Death. If the Executive’s employment with the Company terminates as a result of the Executive’s Disability, or if the Executive’s employment is terminated due to the death of the Executive, then the Executive or the Executive’s estate shall not be entitled to receive severance or other benefits pursuant to this Agreement. In such event, the Executive or the Executive’s estate shall receive all earned but unpaid compensation as may be required by law.

   d.     Termination Apart from Change of Control. If the Executive’s employment is terminated one hundred twenty (120) days or more prior to the occurrence of a Change of Control or twelve (12) months or more following the occurrence of a Change of Control then the Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement. In such event, the Executive shall receive all earned but unpaid compensation as may be required by law (or any benefits to which Executive is entitled pursuant to his or her offer letter agreement with the Company).

3.     Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

   a.     Cause. “Cause” means any of the following acts committed by Executive: (i) theft, dishonesty or falsification of any employment or Company records that is not trivial in nature; (ii) malicious or reckless disclosure of the Company’s confidential or proprietary information; (iii) commission of any immoral or illegal act or any gross or willful misconduct, where a majority of the disinterested members of the Board reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Board or the Company’s management to entrust Executive with important matters or otherwise work effectively with Executive, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally effected the business or reputation of the Company or any of its subsidiaries; and/or (iv) the willful failure or refusal by Executive to follow the reasonable and lawful directives of the Board, provided such failure or refusal continues after Executive’s receipt of reasonable notice in writing of such failure or refusal and an opportunity of not less than fifteen (15) days to correct the problem. For purposes of this Agreement, no act or failure to act shall be deemed willful unless done, or failed to be done, intentionally and in bad faith.

   b.     Change of Control. “Change of Control” means the occurrence of any of the following events:

(i)     the closing of a business combination (such as a merger or consolidation) of the Company with any other corporation or other type of business entity (such as a limited liability company), other than a business combination consummated in connection with the Company’s emergence from bankruptcy or which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such controlling surviving entity outstanding immediately after such business combination; or

(ii)     the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all (more than seventy percent (70%)) of the Company’s assets by value, other than in connection with the Company’s liquidation or dissolution as a result of its bankruptcy; or

(iii)     an acquisition of any voting securities of the Company by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition arising out of the Company’s emergence from bankruptcy.

Notwithstanding the foregoing, if any severance or benefits otherwise payable under this Agreement is deemed to constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then for purposes of any circumstances in which a Change of Control constitutes a payment date or settlement date with respect to such severance or benefits, the foregoing shall only constitute a Change of Control to the extent that such transaction(s) also constitute a “change in control event” within the meaning of Section 409A of the Code.

   c.     Disability. “Disability” means that the Executive has been unable to perform the Executive’s Company duties as the result of the Executive’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Executive’s employment. In the event that the Executive resumes the performance of substantially all of the Executive’s Company duties before the termination of the Executive’s employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

d.     Voluntary Termination for Good Reason. “Voluntary Termination for Good Reason” means the Executive voluntarily resigns from employment with the Company within ninety (90) days of one or more of the following events which occurs without the Executive’s consent and which remains uncured thirty (30) days after the Executive’s delivery to the Company of written notice thereof:

(i)     a material reduction in Executive’s duties, authority and responsibilities; provided, however, that for the avoidance of doubt a reduction in Executive’s duties, authority or responsibilities shall be deemed to have occurred as a result of the Company’s being acquired and becoming part of a larger entity where the Executive ceases to have the same duties, authority or responsibilities following a Change of Control for the acquiring company or its ultimate parent entity; and, provided further, that a Voluntary Termination for Good Reason shall be deemed to occur if during the one hundred twenty (120) days prior to the occurrence of a Change of Control a change in duties, authority or responsibilities has occurred and Executive voluntarily resigns from employment with the Company in accordance with the notice and cure provisions set forth in Section 3(d) above;

(ii)     a material reduction by the Company in Executive’s base salary or target annual cash incentive opportunity, in either case as in effect immediately prior to such reduction;

(iii)     the Company’s material breach of any of its obligations under this Agreement or any offer letter or employment agreement between the Company and the Executive, and

(iv)      a relocation of the Executive without his or her written consent, to a facility or location fifty (50) miles from the Company’s current headquarters in Sunnyvale, CA.

4.     Successors.

   a.     Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 4(a) or which becomes bound by the terms of this Agreement by operation of law, and shall include any direct or indirect parent entity of such successor.

   b.     Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5.     Notice.

   a.     General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of the Executive, mailed notices shall be addressed to the Executive at the Executive’s home address that the Company has on file for the Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

   b.     Notice of Termination of Employment. Any termination of Executive’s employment by the Company for Cause or by the Executive pursuant to a Voluntary Termination for Good Reason shall be communicated by a notice of employment termination to the other party given in accordance with Section 5(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the effective termination date (which shall be not more than thirty (30) days after the giving of such notice). Any notice of a Voluntary Termination for Good Reason must be provided by Executive within ninety (90) days of the occurrence of an event listed in Section 3(d) above and allow the Company thirty (30) days in which to cure such condition. The failure by either party to include in the notice any fact or circumstance that contributes to a showing of Voluntary Termination for Good Reason or termination for Cause shall not waive any right of the party hereunder or preclude the party from asserting such fact or circumstance in enforcing the party’s rights hereunder.

6.     Confidentiality; Non-Solicitation.

   a.     Confidentiality. While the Executive is employed by the Company or an affiliate of the Company, and thereafter, the Executive shall not directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Upon termination of the Executive’s employment with the Company (or affiliate of the Company), all Confidential Information in the Executive’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form, except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential any Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity or (iii) is lawfully disclosed to the Executive by a third party. For purposes of this Agreement, the term “Confidential Information” shall mean information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Company, and includes technical information (e.g., know-how, formulas, computer programs, software and documentation, secret processes or machines, inventions and research projects), business information (e.g., information about costs, profits, manufacturing yields, markets, sales, suppliers, customers, business development plans and public relations methods), personnel information (e.g., policies, employee compensation, employee work preferences, and personnel files) and other non-public data and information of a similar nature of the Company and its affiliates.

   b.     Non-Solicitation; Mutual Non-Disparagement. In addition to the Executive’s obligations under any proprietary information or similar agreement, the Executive shall not for a period of twelve (12) months following the Executive’s termination of employment for any reason, either on the Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company or any of the Company’s affiliates any of their respective officers, employees or customers; provided, however, that a general advertisement to which an employee of the Company or one of its affiliates responds shall in no event be deemed to result in a breach of this Section 6(b). In addition, the Executive shall not, and shall use reasonable efforts to ensure that the Executive’s attorneys, agents or other representatives do not, take any action or make or publish any statement, whether oral or written, which disparages in any way, directly or indirectly, the Company or any of the present or former employees, officers, directors or affiliates of the Company, or which interferes in any way with the ability of the Company or any of its affiliates to market its products or services, to retain existing customer relationships or to obtain new customer relationships. The Company shall not, and shall use reasonable efforts to ensure that its directors and officers do not, take any action or make or publish any statement, whether oral or written, which disparages in any way, directly or indirectly, the Executive.

   c.     Survival of Provisions. The provisions of this Section 6 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

7.     Code Section 280G.

   a.     In the event that: (i) the aggregate payments or benefits to be made or afforded to the Executive which are deemed to be “parachute payments” as defined in Section 280G of the Code or any successor thereof, (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code; and (ii) if (A) such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three times the Executive’s “base amount,” as determined in accordance with Section 280G of the Code, and (B) the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (a) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (b) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then (iii) the Termination Benefits shall be reduced to the Non-Triggering Amount.

   b.     If it is determined that the Executive’s Termination Benefits shall be reduced pursuant to Section 7(a), the Termination Benefits shall be reduced in the following order: (i) the cash severance payment in Section 2(a)(i), (ii) the acceleration of vesting of equity awards described in Section 2(a)(ii), and (iii) the benefits continuation described in Section 2(a)(iii). Reduction in either cash payments or equity compensation benefits shall be made prorata between and among benefits that are subject to Section 409A of the Code and benefits that are exempt from Section 409A of the Code.

   c.     Any determination of whether there will be a limitation on payments to the Executive pursuant to Section 7(a) above shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the Change of Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive not less than ten (10) business days prior to the Change of Control. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. For purposes of making the calculations required by this Section 7, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

   d.     The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in a loss by the Company of any portion if its tax deduction for payments made by the Company to the Executive due to the application of Section 280G of the Code.

   e.     Notwithstanding any other provision of this Section 7, the Company may withhold and pay over to the Internal Revenue Service for the benefit of the Executive all or any portion of the applicable taxes under Section 4999 of the Code that it determines in good faith that it is or may be in the future required to withhold, and the Executive hereby consents to such withholding.

8.     Arbitration and Equitable Relief.

   a.     Except as provided in Section 8(d) below, the Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held in the County of Santa Clara, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). There will be one arbitrator who may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

   b.     The arbitrator will apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The Executive hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

    c.     The Company will pay the direct costs and expenses of the arbitration. The Company and the Executive are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement.

   d.     The Company and the Executive may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of this Agreement, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

THE EXECUTIVE HAS READ AND UNDERSTOOD THIS SECTION 8, WHICH DISCUSSES ARBITRATION. THE EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, THE EXECUTIVE AGREES TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

i.      EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

ii.     ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF ANY STATE; AND

iii.     ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

9.     Miscellaneous Provisions.

   a.     At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. The Executive understand that nothing in this Agreement modifies the Executive’s “at-will” employment status with the Company and the Company or the Executive may terminate the employment relationship at any time, with or without cause subject to the benefits provided to the Executive under this Agreement.

   b.     Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

   c.     Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and any proprietary information agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same.

   d.     Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, as applied to agreements among California residents entered into and to be wholly performed within the State of California (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

   e.     Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

    f.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

   g.     Code Section 409A. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code, and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code shall be delayed to the extent necessary for this Agreement and such payment to comply with Section 409A of the Code.

(i)     Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable to Executive hereunder unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder. In addition, if Executive is deemed by the Company at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. Finally, to the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(ii)     Additionally, in the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

(iii)     For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(iv)     Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

SPANSION INC.

By:_________________________

Title:_______________________

Date:________________________

EXECUTIVE:

____________________________

Date:________________________

EXHIBIT A

FORM OF RELEASE AGREEMENT

This Agreement and Release of All Claims (this “Release”) is entered into by and between [___________________] (the “Executive”) and Spansion Inc. (the “Company”), entered into as of ___________ (the “Effective Date”).

WHEREAS, Executive and the Company are parties to a Change of Control Severance Agreement dated as of __________, 20__ (the “Change of Control Agreement”), and the Company and Executive desire to provide for an orderly termination of the employment relationship, effective _____________, and to settle fully and finally any and all differences between them and any and all claims and causes of action of any kind whatsoever which Executive has or may have against the Company and its affiliates (except as otherwise expressly provided herein).

NOW, THEREFORE, in consideration for promises and covenants set forth in Section 2 of the Change of Control Agreement and this Release, which are in addition to any other benefits Executive is entitled to receive from the Company, Executive and the Company agree as follows:

1.      RELEASE AND WAIVER OF CLAIMS

a.

Executive, on behalf of himself, and his or her family, heirs, executors, administrators, legal representatives and assigns (collectively referred to in this Release as the “Executive”), hereby unconditionally and forever releases, discharges and waives any and all claims of any nature whatsoever, whether legal, equitable or otherwise which Executive may have against the Company, its employees, officers, directors, predecessors, subsidiaries, shareholders (including all direct and indirect equity holders thereof), representatives and agents, and any person or entity which may succeed to the rights and liabilities of any such entities or persons by assignment or otherwise (collectively referred to in this Release as the “Company”), arising at any time on or before the Effective Date, in each case relating to or in connection with Executive’s employment by, or termination of employment with, the Company, other than with respect to the obligations of the Company to Executive under this Release (including the Excluded Obligations). This Release is a release of all claims of any nature whatsoever by Executive against the Company, other than with respect to the obligations of the Company to Executive under this Release (including the Excluded Obligations), and includes, other than as herein provided, any and all claims, demands, causes of action, liabilities whether known or unknown (collectively, “Claims”) including those caused by, arising from or related to Executive’s employment relationship with the Company including, but without limitation, any and all alleged discrimination or acts of discrimination which occurred or may have occurred on or before the Effective Date based upon race, color, sex, creed, national origin, age, disability or any other violation of any Equal Employment Opportunity Law, ordinance, rule, regulation or order, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended (as further described below); the Americans with Disabilities Act; Claims under Executive Retirement Income Security Act of 1974, as amended; or any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This Release also includes Claims for wrongful discharge, fraud, or misrepresentation under any statute, rule, regulation or under the common law and any and all Claims under any management incentive plan or other equity arrangement.

b.

The Executive understands and knowingly agrees to this Release because it is his or her intent in executing this Release to forever discharge the Company from any and all causes of action and other Claims, foreseen or unforeseen, that may have existed on or prior to the Effective Date, except for the obligations of the Company set forth in this Release and Section 4 of the Change of Control Agreement.

c.

Notwithstanding the foregoing, Executive does not release, discharge or waive, in each case, following the Effective Date: (i) any rights to receive any benefits provided under the provisions of any Company-maintained qualified retirement plan in which Executive participates, (ii) any rights to reimbursement for Company-related business expenses incurred by Executive on or prior to the Effective Date, (iii) any conversion rights under a Company-sponsored group term life insurance plan in which Executive participates, (iv) any rights to indemnification, advancement of expenses or directors and officers liability insurance pursuant to the Change of Control Agreement, (v) any right to enforce the terms of this Release or the terms of the Change of Control Agreement, including any provisions thereof which specifically survive termination of employment or (vi) any rights which cannot in any manner be waived by an employee under applicable law (collectively, the “Excluded Obligations”).

d.

Executive recognizes and acknowledges that he or she may discover facts other than, different from or in addition to the facts now known or believed by him or her to be true, and on the basis of which he or she has executed and delivered this Release and given and granted the waivers and releases provided for herein, but, nevertheless, intends in executing this Release that this Release and the waivers and releases provided for herein shall constitute an absolute bar to each and every obligation, liability, claim, demand or cause of action with respect to which the waivers and releases provided for herein are given, and without limiting the generality of the foregoing, and in furtherance of the intention of the parties, as set forth above, Executive hereby irrevocably and forever relinquishes all rights and benefits under Section 1542 of the California Civil Code, which Executive has read and understands and provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Thus, notwithstanding the provisions of Section 1542, or any other provision substantially similar under the laws of another state, Executive expressly acknowledges that this release is intended to include in its effect, without limitation, claims within the scope of the releases given in this release that Executive does not know or suspect to exist in his or her favor at the time of execution hereof. Executive acknowledges that the foregoing waiver of the provisions of Section 1542 of the California Civil Code was separately bargained for. Executive represents and warrants that he or she has been advised by his or her attorney of the effect and import of the provisions of Section 1542, or has had the opportunity to consult an attorney and has freely chosen not to do so.

e.

Executive expressly consents that this Release shall be given full force and effect in accordance with each and all of its express terms and provisions to the same effect as those terms and provisions relating to any other claims, demands and causes of action hereinabove specified. Executive is aware that he or she or his or her attorney may hereafter discover facts different from or in addition to the facts which he or she or his or her attorney now believes to be true with respect to the subject matter of this Release, but that it is its intention hereby to settle fully, finally, absolutely and forever any and all obligations, liabilities, claims, demands or causes of action with respect to which the waivers and releases provided for herein are given which now exist or heretofore have existed.

                2.     RELEASE AND WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT

The Executive acknowledges that the Company encouraged him or her to consult with an attorney of his or her choosing, and through this Release encourages him or her to consult with his or her attorney with respect to possible claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), as well as under all other federal, state and local laws within the scope of Section 1, above, and that Executive acknowledges that he or she understands that ADEA is a federal statute that prohibits discrimination, on the basis of age, in employment, benefits, and benefit plans. The Executive wishes to waive any and all claims under ADEA, as well as under all other federal, state and local laws within the scope of Section 1, above, that he or she may have, as of the Effective Date, against the Company, and hereby waives such claims. The Executive further understands that by signing this Release he or she is in fact waiving, releasing and forever giving up any claim under ADEA, as well as all other federal, state and local laws within the scope of Section 1, above, that may have existed on or prior to the Effective Date. Without detracting in any respect from any other provision of this Release:

A.           The Executive agrees and acknowledges that this Release constitutes a knowing and voluntary waiver of all rights or claims he or she has or may have against the Company (except as otherwise provided in the last paragraph of Section 1), including but not limited to, all rights or claims arising under ADEA; and that he or she has no physical or mental impairment of any kind that has interfered with his or her ability to read and understand the meaning of this Release or its terms, and that he or she is not acting under the influence of any medication, drug or chemical of any type in entering into this Release.

B.           The Executive understands that, by entering into this Release, he or she does not waive rights or claims under ADEA that may arise after the Effective Date of the execution of this Release.

C.           The Executive agrees and acknowledges that the consideration provided to him or her under this Release is in addition to anything of value to which he or she is already entitled.

D.           The Executive acknowledges that he or she was informed that he or she had at least [21] [45] calendar days in which to review and consider this Release, and in which to consult with his or her attorney regarding the terms and effect of this Release.

E.            Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following the Effective Date (i.e., the date of execution by Executive), during which time Executive may revoke his or her acceptance of this Release by notifying _____________ at the Company, fax number: ______________ in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh calendar day following its execution.

F.            If required by law, attached hereto is a schedule setting forth certain information required under 29 C.F.R. § 1625.22.

3.            PROCEEDINGS

The Executive represents that he or she has not filed, and agrees not to initiate or cause to be initiated on his or her behalf, any complaint, charge, proceeding or other Claim against the Company before any local, state or federal agency, court or other body relating to his or her employment or the termination of his or her employment or other Claims released pursuant to this Release, other than with respect to the obligations of the Company to Executive under this Release or the Change of Control Agreement or with respect to claims not released by Executive as set forth in Section 1(c) above (each individually, a “Proceeding”), and agrees not to voluntarily participate or assist in any Proceeding. The Executive waives any right he or she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

4.     REMEDIES

In the event Executive initiates or voluntarily participates or assists in any Proceeding, or if he or she fails to abide by any of the terms of this Release, or if he or she revokes this Release within the seven-day period provided above, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him or her under or in connection with this Release, or terminate any payments that are subsequently due under or in connection with this Release, without waiving the Release granted to the Company herein. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of his or her obligations under this Release may be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Release, upon adequate proof of his or her violation of any such provision of this Release, the Company shall be entitled to seek immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. The Executive understands that by entering into this Release he or she will be limiting the availability of certain remedies that he or she may have against the Company and limiting also his or her ability to pursue certain claims against the Company.

5.     ACKNOWLEDGEMENTS

The Executive agrees to abide by Section 6 of the Change of Control Agreement and any other provision(s) relating to post-termination obligations of Executive. For purposes of clarity, this Release, including its contents, shall be deemed “Confidential Information” as defined in the Change of Control Agreement and Executive shall keep it and its terms strictly confidential in accordance therewith, provided, that Executive may disclose the same to his or her family members and his or her tax and legal advisors (provided that each keeps such terms strictly confidential) and to enforce his or her rights hereunder.

5.     SEVERABILITY CLAUSE

In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

6.     NON-ADMISSION

Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or Executive.

7.     ENTIRE AGREEMENT

This Release constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto.

8.     GOVERNING LAW/NOTICE

This Release shall be governed by and construed in accordance with Federal law and the laws of the State of California, applicable to releases made and to be performed in that State; and the parties agree to arbitration as provided in Section 8 of the Change of Control Agreement with respect to any dispute or controversy arising hereunder.

EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS READ THIS RELEASE AND THAT HE OR SHE FULLY KNOWS, UNDERSTANDS, AND APPRECIATES ITS CONTENTS, AND THAT HE OR SHE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASES PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OR HER OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Release as of the first date set forth above.

____________________________________________

SPANSION INC.

By:

Name:           __________________